Exhibit 99

Standard Parking Corporation Reports Outstanding First Quarter
Results; Reaffirms Current Year Guidance

    CHICAGO--(BUSINESS WIRE)--May 3, 2006--Standard Parking Corporation (NASDAQ:STAN), one of the nation's largest providers of parking management services, today announced that first quarter 2006 net income increased by approximately 82% to $3.8 million, or $0.37 per share, as compared with $2.1 million, or $0.19 per share, in the first quarter of 2005.

    First Quarter Highlights

    -- Revenue (excluding reimbursed management contract expense) and gross profit growth of 5% and 17%, respectively

    -- Pre-tax income per share of $0.42, an increase of more than 100% over 2005

    --  Repurchased 120,300 shares of common stock for $3.0 million

    -- Amended its senior credit agreement to lower interest rates by 25 basis points and extend maturity

    2006 Year Guidance Reaffirmed

    --  EPS expectation of $1.50 - $1.60

    --  Pre-tax income per share expectation of $1.74 - $1.84

    --  Free cash flow of $20 million or higher

    James A. Wilhelm, President and Chief Executive Officer, said, "We are pleased to have started 2006 with such an outstanding performance. Our strong operating results continue to reflect the consistency and predictability of earnings that our business model is designed to achieve. We look forward to further building on this momentum during the course of the year."

    First Quarter Operating Results

    Revenue for the first quarter of 2006 increased by approximately 5% to $63.6 million from $60.5 million in the year ago period, due to solid growth in same location revenue, especially at management locations. Relatively mild weather in January and February moderated the seasonal impact, which historically has constrained revenues while increasing certain costs of parking services, such as snow removal.
    Gross profit in the quarter was up by more than 17% to $18.8 million from $16.0 million a year ago. As expected, the continuing impact of Hurricane Katrina on the New Orleans operation had a negative impact of $0.3 million, more than offsetting the $0.2 million gross profit realized from the addition of 56 locations resulting from the Company's acquisition of Sound Parking's Seattle portfolio.
    In the first quarter of 2006, the Company made $0.2 million in net deficiency payments, related to Bradley Airport, compared with $0.5 million a year ago. However, the Company continues to expect to receive net repayments relating to Bradley Airport for calendar year 2006. The Company also recorded a $0.1 million charge to gross profit related to a Minnesota operation. A year ago, the Company took a $0.9 million charge to increase the valuation allowance for long-term receivables related to this facility. This contract terminates at the end of May 2006, after which time the Company will have no further financial obligation under the contract.
    General and administrative expenses grew by approximately 17% to $10.7 million from $9.1 million a year ago. The Company made a significant investment in general and administrative expenses beginning in the latter part of 2005 in order to support growth initiatives. Compared with the fourth quarter of 2005, general and administrative expenses in the first quarter of 2006 were flat. However, the Company recognized $0.5 million of acquisition-related expenses in the fourth quarter of 2005 compared with $0.2 million related to Sound Parking and $0.1 million associated with the adoption of FAS 123R in the first quarter of 2006.
    Depreciation and amortization was virtually flat in the first quarter of 2006 as compared with the 2005 first quarter, but was down $0.2 million compared with the fourth quarter of 2005 due primarily to a fourth quarter write-off of equipment in New Orleans. The resulting first quarter 2006 operating income increased by more than 46% to $6.6 million versus $4.5 million in the year ago quarter. After adjusting for last year's $0.9 million valuation allowance, operating income was up by approximately 22%.
    Interest expense continues to decrease modestly despite the rising interest rate environment due to lower average borrowings. Consequently, pre-tax income doubled for the first quarter of 2006 to $4.4 million, or $0.42 per share, as compared with $2.1 million, or $0.20 per share, in the year ago period. After adjusting for last year's valuation allowance, this year's performance reflected a more than 46% increase.
    Net income for the first quarter was $3.8 million, or $0.37 per share, versus net income of $2.1 million, or $0.19 per share, a year ago. Income tax expense was $0.6 million for the first quarter versus $17,000 for the first quarter of 2005, primarily as a result of recording a $0.5 million deferred tax expense resulting from the deduction of goodwill for tax but not book purposes.
    Free cash flow for the first quarter was negative $2.8 million as compared to positive $5.8 million a year ago. The first quarter's negative free cash flow was the result of fluctuations in working capital that are related primarily to the timing of payments, collections and certain accruals. This includes a permanent change in the timing of payments under the Company's performance-based compensation program from the second quarter to the first quarter. The impact of this change alone is a reduction in free cash flow of approximately $3.0 million in the first quarter of 2006. Since the majority of these timing issues impact the first and second quarters, the cash flow at the end of the first six months is anticipated to be normalized and consistent with the $20 million free cash flow expectation for the full year. During the first quarter, free cash flow net of change in cash of $1.2 million, coupled with draws on the revolving credit facility, was used to repurchase 120,300 shares of the Company's stock in the open market. At an average price of approximately $25 per share, the Company expended $3.0 million of the $7.5 million authorized by the Board for stock repurchases during 2006.

    Recent Developments

    In early March, the Company announced that it had agreed with its lenders to amend certain provisions of its senior credit agreement, including extending the Facility's maturity by six months to December 2, 2007. Other favorable changes include a reduction in the pricing of its LIBOR Margin, Base Rate Margin and its Letter of Credit Fee Rate by 25 basis points across the entire pricing grid.

    Significant contracts awarded during the first quarter include:

    -- A multi-year contract to manage the parking operation and provide shuttle bus service at Roanoke Regional Airport, the primary commercial airport serving western Virginia.

    -- A multi-year contract to manage parking and valet services at Encino-Tarzana Regional Medical Center in Tarzana, California, a Tenet Healthcare hospital. The contract encompasses parking operations at two parking garages and three surface lots, as well as a valet operation.

    -- A contract to manage enforcement of on-street and off-street parking for the town of Bloomfield, New Jersey. Services provided will include enforcement, issuance of violations, meter collections and technical support.

    -- A unique contract to design and operate a traffic control, signage and parking plan for the six-month run of Bodies The Exhibition being held at the Atlanta Civic Center in Atlanta, Georgia. The Exhibition has shattered attendance records in other cities and is expected to do the same in Atlanta.

    -- A contract to manage over 1,000 spaces in three surface lots and a garage to be constructed for a major luxury residential development in Hoboken, New Jersey.

    -- A contract to manage the parking operations for two additional hospitals owned by the Cleveland Clinic Foundation, a current client. Lakewood Hospital and Fairview Hospital, both in Cleveland, Ohio, have a combined 1,300 parking spaces.

    -- A contract to manage the parking operations at the Wells Fargo Arena in Des Moines, Iowa. The Arena, with 1,700 parking spaces, is home to the Iowa Stars, a AAA hockey team.

    Wilhelm concluded, "Our outstanding start to 2006 reflects strong performances across the business throughout the country. With our new contracts, we continue to reinforce strong market positions and further cultivate developing markets, while maintaining our excellent 91% location retention rate. Our airport business remains a strong performer, with the award of the Roanoke Airport contract in the first quarter and several high profile airport contracts in the pipeline.
    "The acquisition of Sound Parking's 56 locations in the near term is expected to add marginally to the Company's gross profit and net income, although the gross profit per location will be lower. The acquisition nevertheless is attractive to us for the long term because it positions us to leverage these existing contracts into significant growth in the northwest corridor."

    Financial Outlook

    Based on the year to date results, the Company is reaffirming its net earnings guidance for the 2006 year of $1.50 - $1.60 per share. Pre-tax income per share is still expected to be in the range of $1.74
- $1.84. The Company is also reaffirming its expectation that free cash flow will be $20 million or higher for the year.

    Conference Call

    The Company's quarterly earnings conference call will be held at 10:00 am (CDT) on Thursday, May 4, 2006 and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com or www.earnings.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

    Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages over 1,900 parking facilities, containing over one million parking spaces in more than 300 cities across the United States and Canada, including parking-related and shuttle bus operations serving more than 60 airports.

    More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's 2005 annual report filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

    DISCLOSURE NOTICE: The information contained in this document is as of May 3, 2006. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.
    This document and the attachments contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "outlook," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: an increase in owner-operated parking facilities; changes in patterns of air travel or automobile usage, including effects of changes in gas and airplane fuel prices, effects of weather on travel and transportation patterns or other events affecting local, national and international economic conditions; implementation of the Company's operating and growth strategy, including possible strategic acquisitions; the loss, or renewal on less favorable terms, of management contracts and leases; player strikes or other events affecting major league sports; changes in general economic and business conditions or demographic trends; ongoing integration of past and future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; changes in current pricing; development of new, competitive parking-related services; changes in federal and state regulations including those affecting airports, parking lots at airports and automobile use; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; the Company's ability to renew the Company's insurance policies on acceptable terms, the extent to which the Company's clients purchase insurance through us and the Company's ability to successfully manage self-insured losses; the Company's ability to form and maintain relationships with large real estate owners, managers and developers; the Company's ability to provide performance bonds on acceptable terms to guarantee the Company's performance under certain contracts; the loss of key employees; the Company's ability to develop, deploy and utilize information technology; the Company's ability to refinance the Company's indebtedness; the Company's ability to consummate transactions and integrate newly acquired contracts into the Company's operations; availability, terms and deployment of capital; the amount of net operating losses, if any, the Company may utilize in any year; and the ability of Steamboat Industries LLC and its subsidiary to control the Company's major corporate decisions. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, in its periodic reports on Forms 10-Q and 8-K, and in its Registration Statement on Form S-1 (333-112652).


                     STANDARD PARKING CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
          (in thousands, except for share and per share data)

                                              March 31,   December 31,
                                                 2006         2005
                                             ------------ ------------
                   ASSETS
Current assets:
Cash and cash equivalents                    $     6,798  $    10,777
Notes and accounts receivable, net                43,964       40,707
Prepaid expenses and supplies                      2,929        2,217
Deferred income taxes                              1,961        1,961
                                             ------------ ------------
Total current assets                              55,652       55,662

Leaseholds and equipment, net                     16,448       17,416
Long-term receivables, net                         5,105        4,953
Advances and deposits                              1,400        1,330
Goodwill                                         118,845      118,781
Other assets, net                                  2,979        3,211
                                             ------------ ------------

Total assets                                 $   200,429  $   201,353
                                             ============ ============

        LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                             $    30,715  $    31,174
Accrued and other current liabilities             26,312       30,153
Current portion of long-term borrowings            3,164        3,763
                                             ------------ ------------
Total current liabilities                         60,191       65,090

Deferred income taxes                              2,019        1,561

Long-term borrowings, excluding current
 portion                                          90,606       88,345
Other long-term liabilities                       22,394       21,944
Convertible redeemable preferred stock,
 series D 18%, par value $100 per share,
10 shares issued and outstanding                       1            1

Common stockholders' equity:
Common stock, par value $.001 per share;
 12,100,000 shares authorized;
10,048,912 shares issued and outstanding as
 of March 31, 2006, and common stock, par
 value $.001 per share; 12,100,000 shares
 authorized; 10,126,482 shares issued and
 outstanding as of December 31, 2005                  10           10
Additional paid-in capital                       184,981      187,616
Accumulated other comprehensive income                56          419
Accumulated deficit                             (159,829)    (163,633)
                                             ------------ ------------
Total common stockholders' equity                 25,218       24,412
                                             ------------ ------------

Total liabilities and common stockholders'
 equity                                      $   200,429  $   201,353
                                             ============ ============



                     STANDARD PARKING CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
    (in thousands, except for share and per share data, unaudited)

                                                Three Months Ended
                                             -------------------------
                                              March 31,    March 31,
                                                 2006         2005
                                            ------------- ------------
Parking services revenue:
Lease contracts                              $    38,354  $    38,727
Management contracts                              25,237       21,817
                                             ------------ ------------
                                                  63,591       60,544
Reimbursement of management contract expense      88,040       82,532
                                             ------------ ------------
Total revenue                                    151,631      143,076

Cost of parking services:
Lease contracts                                   34,804       35,371
Management contracts                              10,023        9,179
                                             ------------ ------------
                                                  44,827       44,550
Reimbursed management contract expense            88,040       82,532
                                             ------------ ------------
Total cost of parking services                   132,867      127,082

Gross profit:
Lease contracts                                    3,550        3,356
Management contracts                              15,214       12,638
                                             ------------ ------------
Total gross profit                                18,764       15,994

General and administrative expenses               10,681        9,094
Depreciation and amortization                      1,445        1,464
Valuation allowance related to long-term
 receivables                                          --          900
                                             ------------ ------------

Operating income                                   6,638        4,536
Other expenses (income):
Interest expense                                   2,186        2,384
Interest income                                      (74)         (77)
                                             ------------ ------------
                                                   2,112        2,307

Income before minority interest and income
 taxes                                             4,526        2,229

Minority interest                                    124          121
Income tax expense                                   598           17
                                             ------------ ------------

Net income                                   $     3,804  $     2,091
                                              ===========  ===========

Common Stock Data:
Net income per common share:
Basic                                        $      0.38  $      0.20
Diluted                                      $      0.37  $      0.19
Weighted average common shares outstanding:
Basic                                         10,121,869   10,457,155
Diluted                                       10,377,057   10,727,044



                     STANDARD PARKING CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
    (in thousands, except for share and per share data, unaudited)

                                                Three Months Ended
                                             -------------------------
                                              March 31,    March 31,
                                                 2006         2005
                                             ------------ ------------

Operating activities:
Net income                                   $     3,804  $     2,091
Adjustments to reconcile net income to net
 cash provided by operations:
Depreciation and amortization                      1,445        1,464
Non-cash stock-based compensation                     78           --
Amortization of deferred financing costs             189          179
Amortization of carrying value in excess of
 principal                                           (56)         (51)
Valuation allowance related to long-term
 receivables                                          --          900
(Reversal) provision for losses on accounts
 receivable                                         (209)         (36)
Deferred income taxes                                458           --
Change in operating assets and liabilities        (7,588)       1,651
                                             ------------ ------------
Net cash (used in) provided by operating
 activities                                       (1,879)       6,198

Investing activities:
Purchase of leaseholds and equipment                (397)        (256)
Contingent purchase payments                         (75)         (88)
                                             ------------ ------------
Net cash used in investing activities               (472)        (344)

Financing activities:
Proceeds from exercise of stock options              286           --
Repurchase of common stock                        (2,999)      (3,003)
Proceeds (payments) on senior credit
 facility                                          2,450       (4,200)
Payments on long-term borrowings                     (26)         (17)
Payments on joint venture borrowings                (165)        (148)
Payments of debt issuance costs                      (78)         (82)
Payments on capital leases                          (628)        (832)
                                             ------------ ------------
Net cash used in financing activities             (1,160)      (8,282)

Effect of exchange rate changes on cash and
 cash equivalents                                   (468)         (35)
                                             ------------ ------------

Decrease in cash and cash equivalents             (3,979)      (2,463)
Cash and cash equivalents at beginning of
 period                                           10,777       10,360
                                             ------------ ------------

Cash and cash equivalents at end of period   $     6,798  $     7,897
                                             ------------ ------------

Supplemental disclosures:
Cash paid during the period for:
Interest                                     $     3,354  $     3,372
Income taxes                                          85          175
Supplemental disclosures of non-cash
 activity:
Debt issued for capital lease obligation     $       380  $     1,044



                     STANDARD PARKING CORPORATION
                            FREE CASH FLOW
                            (in thousands)

                                                    Three months ended
                                                      March 31, 2006
                                                    ------------------
Operating income                                               $6,638
  Depreciation and amortization                                 1,445
  Income tax paid                                                 (85)
  Minority interest                                              (124)
  Change in assets and liabilities                             (6,867)
  Capital expenditures and contingent purchase
   payments                                                      (472)
                                                    ------------------
Operating cash flow                                              $535
   Cash interest paid                                          (3,354)
                                                    ------------------
Free Cash Flow (1)                                            ($2,819)
  Decrease in cash and cash equivalents                         3,979
                                                    ------------------
Free cash flow, net of change in cash                          $1,160

(Uses)/Sources of cash:
  Proceeds from senior credit facility                         $2,450
  (Payments) on long-term borrowings                             (819)
  (Payments) of debt issuance costs                               (78)
  Proceeds from exercise of stock options                         286
  (Repurchase) of common stock                                 (2,999)
                                                    ------------------
Total (uses) of cash                                          ($1,160)

----------------------------------------------------------------------

(1) Reconciliation of Free Cash Flow to Consolidated Statements of
    Cash Flow

                                                    Three months ended
                                                      March 31, 2006
                                                    ------------------
  Net cash (used in) operating activities                     ($1,879)
  Net cash (used in) investing activities                        (472)
  Effect of exchange rate changes on cash and cash
   equivalents                                                   (468)
                                                    ------------------
  Free cash flow                                              ($2,819)

                     STANDARD PARKING CORPORATION
                            LOCATION COUNT

                                 March 31,   December 31,  March 31,
                                    2006         2005         2005
                                ------------ ------------ ------------
Managed facilities                    1,698        1,643        1,631
Leased facilities                       265          263          289
                                ------------ ------------ ------------
Total facilities                      1,963        1,906        1,920


    CONTACT: Standard Parking Corporation
             G. Marc Baumann, 312-274-2199
             mbaumann@standardparking.com